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                                                                       EXHIBIT 5


                           JONES, DAY, REAVIS & POGUE


                           3500 ONE PEACHTREE CENTER


                              303 PEACHTREE STREET


                          ATLANTA, GEORGIA 30308-3242



                                                                October 19, 1995


Georgia Gulf Corporation
400 Perimeter Center Terrace
Suite 595
Atlanta, Georgia 30348

Gentlemen:


     We have acted as counsel to Georgia Gulf Corporation, a Delaware corporation (the "Company"), in connection with the registration of $100,000,000 principal amount of Notes due 2005 (the "Notes") to be issued by you pursuant to a Registration Statement on Form S-3, as filed with the Securities and Exchange Commission (the "Registration Statement"), File No. 33-63051.


     We have examined originals or certified or photostatic copies of such records of the Company, certificates of officers of the company and public officials and such other documents as we have deemed relevant or necessary as the basis of the opinions set forth below in this letter. In such examination we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted as certified or photostatic copies, and the authenticity of originals of such latter documents. Based upon the foregoing, we are of the following opinion:


          The Notes, when sold as contemplated by the Registration Statement, will be binding obligations of the Company.


     We hereby consent to the reference to this firm under the heading "Validity of Notes" in the Prospectus contained in the Registration Statement.

                                          Very truly yours,


                                          /s/  Jones, Day, Reavis & Pogue


                                          JONES, DAY, REAVIS & POGUE